Exhibit 23.1
Chefs’ Warehouse Holdings, LLC
Ridgefield, CT 06877
We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 14, 2011, relating to the consolidated financial statements of Chefs’ Warehouse Holdings, LLC, which is contained in that Prospectus.
We also consent to the reference to us under the caption “Experts” in the Prospectus.
/s/BDO USA, LLP
New York, New York
April 11, 2011